As filed with the Securities and Exchange Commission on August 22, 2005
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ALLION HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 1660 Walt Whitman Road, Melville, NY (Address of Principal Executive Offices)	11-2962027 (I.R.S. Employer Identification No.) 11747 (Zip Code)

Allion Healthcare, Inc. 1998 Stock Option Plan

Allion Healthcare 2002 Stock Incentive Plan
(Full title of the plan)

Michael P. Moran
Chairman, Chief Executive Officer and President
1660 Walt Whitman Road, Suite 105
Melville, NY 11747
(Name and address of agent for service)
(303) 279-6565
(Telephone number, including area code, of agent for service)

Copies to:

Mark D. Director, Esq.
Kirkland & Ellis LLP
655 15th Street, NW
Washington, DC 20005
(202) 879-5000

	CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	1,680,000 shares	$3.10 per share	$5,208,000	$613 (2)
Common Stock, par value $0.001 per share	1,070,000 shares	$18.125 per share	$19,393,750	$2,283(2)
Total:	2,750,000 shares (1)		$24,601,750	$2,896 (2)

(1)
Pursuant to Rule 416 under the Securities Act if 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reasons of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated for purposes of calculating the Registration Fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended as follows: (i) in the case of shares to be purchased upon the exercise of outstanding options, the fee is based on the exercise price of the option and (ii) in the case of shares of common stock for which options have not been granted and/or may hereafter be granted under the Plan, and the option price is therefore unknown, the fee is based on the average of the high and low sale prices per share of common stock quoted on the Nasdaq National Market on August 16, 2005 (within 5 business days prior to the filing of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

(a) The Registrant’s Prospectus dated June 22, 2005, and filed on June 22, 2005 pursuant to Rule 424(b) of the  Securities Act which relates to the Registrant’s Registration Statement on Form S-1 (Registration Number 333-124099).

(b) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 31, 2005.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(d) The description of the Company’s common stock par value $.001 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Registrant’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on April 15, 2005 (Registration Number 333-124099), including exhibits and as may be amended from time to time, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A/A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on May 24, 2005 (Registration Number 000-17821).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, including reimbursement of expenses incurred.

As permitted by Delaware General Corporation Law, our third amended and restated bylaws provide that we shall indemnify our directors, officers, to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Delaware General Corporation Law does not permit indemnification in the following circumstances:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in

Section 174 of Delaware General Corporation Law; or any transaction from which the director derived an improper personal benefit. As permitted by Delaware General Corporation Law, our third amended and restated bylaws provide that:

•
we are required to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware General Corporation Law, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of August, 2005.

ALLION HEALTHCARE, INC.
By: /s/ James G. Spencer
Name: James G. Spencer
Title: Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Moran and James G. Spencer and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2005.

Signature	Title

/s/ Michael P. Moran Michael P. Moran	Chairman, Chief Executive Officer and President (Principal Executive Officer)
/s/ James G. Spencer James G. Spencer	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ John Pappajohn John Pappajohn	Director
/s/ Derace Schaffer Derace Schaffer, M.D.	Director
/s/ James B. Hoover James B. Hoover	Director
/s/ John Colloton John Colloton	Director
/s/ Harvey Werblowsky Harvey Werblowsky	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Allion Healthcare, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1)
4.3
Form of certificate representing shares of common stock, $0.001 par value per share of Allion Healthcare, Inc. (Incorporated by reference to Exhibit 4.16 to the Registrant’s Registration Statement on Form S-1)

4.4	Allion Healthcare, Inc. 1998 Stock Option Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1)
4.5	Allion Healthcare, Inc. 2002 Stock Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1)
5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.
23.1	Consent of BDO Seidman, LLP with respect to the financial statements for the years ended December 31, 2004 and 2003.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
24.1	Power of Attorney of certain officers and directors of Allion Healthcare, Inc. (included in the Signature Pages).